Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements pertaining to the Rexnord Corporation 2006 Stock Option Plan (Form S-8 No. 333-180434) and the Rexnord Corporation 2012 Performance Incentive Plan (Form S-8 No. 333-180450) of our reports dated May 21, 2013, with respect to the consolidated financial statements and schedule of Rexnord Corporation and the effectiveness of internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended March 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
May 21, 2013